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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                                                        Prospectus Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999


                             AIMCO PROPERTIES, L.P.
                   c/o River Oaks Partnership Services, Inc.
                                 P.O. Box 2065
                         S. Hackensack, N.J. 07606-2065
                        (888) 349-2005 or (201) 896-1900



                             AN IMPORTANT REMINDER
                             =====================



Dear Limited Partner:

     We recently mailed you documents offering to acquire your limited partnership interest. For each unit that you hold, we have provided you with three options if you desire to accept the offer:

     1.  Cash;
     2.  Partnership Common Units; or
     3.  Class Two Partnership Preferred Units.

     IF YOU CHOOSE TO EXCHANGE YOUR UNITS SOLELY FOR OUR PARTNERSHIP COMMON UNITS OR OUR CLASS TWO PARTNERSHIP PREFERRED UNITS, YOU WILL GENERALLY NOT RECOGNIZE ANY IMMEDIATE TAXABLE GAIN.

     In addition, our offer provides you with an opportunity to gain liquidity for your investment which you may not have had previously, to eliminate the cost and record keeping associated with limited partnership tax reporting if you accept cash, and to participate in the future performance of AIMCO Properties, L.P. if you accept our units.

     The offer will expire on June 28, 1999. If you have not already sent in your Letter of Transmittal to accept our offer, please remember, the enclosed Letter of Transmittal must be received before June 28, 1999.

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     If you have any questions or need assistance in completing the Letter of
Transmittal, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.



                                             AIMCO Properties, L.P.




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